June 2017 MSELN-284-C Registration Statement No. 333-208507 PRICING SUPPLEMENT Dated June 30, 2017 Filed Pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. and International Equities
$8,890,950 PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds due December 28, 2017
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The PLUS are senior unsecured obligations of Royal Bank of Canada, do not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document. At maturity, if the value of the basket has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the basket, subject to the maximum payment at maturity. However, if the value of the basket has decreased, investors will lose 1% for every 1% decline. The PLUS are for investors who seek a return linked to the six basket components and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the basket. Investors may lose their entire initial investment in the PLUS. The PLUS are senior notes issued as part of Royal Bank of Canada’s Global Medium-Term Notes, Series G program. All payments on the PLUS are subject to the credit risk of Royal Bank of Canada.
SUMMARY TERMS
Issuer:	Royal Bank of Canada
Basket:	The basket is composed of three equity indices and three exchange-traded funds (each, a “basket component”) weighted as set forth in the table below.
	Basket components	Bloomberg symbols	Component weightings	Initial component values*
	Russell 2000® Index (“RTY”)	RTY	20%	1,415.359
	EURO STOXX 50® Index (“SX5E”)	SX5E	20%	3,441.88
	TOPIX® Index (“TPX”)	TPX	15%	1,611.90
	SPDR® S&P® Regional Banking ETF (“KRE”)	KRE	15%	$54.95
	SPDR® S&P® Oil & Gas Exploration & Production ETF (“XOP”)	XOP	15%	$31.92
	Market Vectors® Gold Miners ETF (“GDX”)	GDX	15%	$22.08
* The initial component value for each basket component was its official closing value on the pricing date.
Aggregate principal amount:	$8,890,950
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS
Pricing date:	June 30, 2017
Original issue date:	July 6, 2017 (three business days after the pricing date)
Maturity date:	December 28, 2017
Payment at maturity:	If the final basket value is greater than the initial basket value,
$10 + $10 × leverage factor × basket return
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is less than or equal to the initial basket value,
$10 + $10 × basket return
This amount will be less than or equal to the stated principal amount of $10. You will lose some or all of the principal amount if the final basket value is less than the initial basket value.
Maximum payment at maturity:	$10.675 per PLUS (106.75% of the stated principal amount)
Leverage factor:	200%
Basket return:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	100 × [1 + (sum of the basket component return multiplied by the respective component weighting for each basket component)]
Basket component return:	With respect to each basket component, (final component value – initial component value) / initial component value
Final component value:	The official closing value of the relevant basket component on the valuation date
Valuation date:	December 22, 2017, subject to adjustment for non-trading days and certain market disruption events
Official closing value:
With respect to the RTY, the SX5E and the TPX (each, an “Index” and together, the “Indices”), the closing level of the relevant Index; with respect to the KRE, the XOP and the GDX (each, an “ETF” and together, the “ETFs”), the closing price of one share of the ETF times the adjustment factor

Adjustment factor:	With respect to each ETF, 1.0, subject to adjustment in the event of certain events affecting that ETF. See “Additional Terms of the PLUS—Adjustment factor” below.
CUSIP/ISIN:	78014E869 / US78014E8690
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”). See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per PLUS	$10.000	$0.125(1)
		$0.050(2)	$9.825
Total	$8,890,950	$111,136.875	$8,735,358.38
		$44,454.75
(1)
RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $0.175 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $0.125 for each PLUS that MSWM sells. See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”

(2)	Of the amount per $10 stated principal amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $0.05 for each PLUS.
The initial estimated value of the PLUS as of the pricing date is $9.759 per $10.00 PLUS, which is less than the price to public. The market value of the PLUS at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.
An investment in the PLUS involves certain risks. See “Risk Factors” beginning on page 5 of this document, and “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page 1 of the prospectus.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Please also see “Additional Terms of the PLUS” in this document.
Prospectus Supplement dated January 8, 2016
Prospectus dated January 8, 2016

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the PLUS or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.

PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investment Summary
Performance Leveraged Upside Securities
Principal at Risk Securities
The PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 (the “PLUS”) can be used:
▪	As an alternative to direct exposure to the basket that enhances returns for a certain range of positive performance of the basket, subject to the maximum payment at maturity.
▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario.
▪	To achieve similar levels of upside exposure to the basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.
The PLUS are exposed on a 1:1 basis to the negative performance of the basket.
Maturity:	Approximately six months
Leverage factor:	200%
Maximum payment at maturity:	$10.675 per PLUS (106.75% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Coupon:	None
Component weighting:	Unequal, as set forth on the cover page.
Key Investment Rationale
These PLUS offer leveraged exposure to the performance of the basket. In exchange for enhanced performance of 200% of the appreciation of the basket, investors forgo performance above the maximum payment at maturity of $10.675 per PLUS. At maturity, if the value of the basket has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the basket, subject to the maximum payment at maturity. However, if the value of the basket has decreased, investors will lose 1% for every 1% decline. Investors may lose their entire initial investment in the PLUS.

Leveraged Upside Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket within a certain range of positive performance.
Upside Scenario
The value of the basket increases and, at maturity, we will pay the stated principal amount of $10 plus 200% of the basket return, subject to the maximum payment at maturity of $10.675 per PLUS (106.75% of the stated principal amount).

Downside Scenario
The value of the basket declines and, at maturity, we will pay less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket from the initial basket value.

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information
You should read this document together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016, relating to our Senior Global Medium-Term Notes, Series G, of which the PLUS are a part. This document, together with these documents, contains the terms of the PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.
You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you. We and MSWM are offering to sell the PLUS and seeking offers to buy the PLUS only in jurisdictions where it is lawful to do so. The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.
If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.
You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Prospectus dated January 8, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
•	Prospectus Supplement dated January 8, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
How the PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS for a range of hypothetical percentage changes in the value of the basket. The graph is based on the following terms:
Stated principal amount:	$10 per PLUS
Leverage factor:	200%
Maximum payment at maturity:	$10.675 per PLUS (106.75% of the stated principal amount)
Minimum payment at maturity:	None
PLUS Payoff Diagram

How it works
▪
Upside Scenario. If the final basket value is greater than the initial basket value, then investors would receive the $10 stated principal amount plus a return reflecting 200% of the appreciation of the basket over the term of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, an investor would realize the maximum payment at maturity at a final basket value of 103.375% of the initial basket value.

▪	If the basket appreciates 2%, the investor would receive a 4% return, or $10.40 per PLUS, or 104% of the stated principal amount.
▪	If the basket appreciates 6%, the investor would receive only the maximum payment at maturity of $10.675 per PLUS, or 106.75% of the stated principal amount.
▪
Downside Scenario. If the final basket value is less than or equal to the initial basket value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the basket.

▪	If the basket depreciates 30%, the investor would lose 30% of the investor’s principal and receive only $7.00 per PLUS at maturity, or 70% of the stated principal amount.

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Risk Factors
An investment in the PLUS is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the PLUS are also exposed to further risks related to the issuer of the PLUS, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for its most recently completed fiscal year, filed with the SEC and incorporated by reference herein. See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F for its most recently completed fiscal year. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the PLUS. You should carefully consider whether the PLUS are suited to your particular circumstances.
▪
The PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the principal amount at maturity. If the final basket value is less than the initial basket value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket, and may be zero.

▪
The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $10.675 per PLUS, or 106.75% of the stated principal amount. Although the leverage factor provides 200% exposure to any increase in the value of the basket as of the valuation date above the initial basket value, because the payment at maturity will be limited to 106.75% of the stated principal amount, any increase in the final basket value over the initial basket value by more than 3.375% will not further increase the return on the PLUS.

▪
The market price of the PLUS will be influenced by many unpredictable factors. Many factors will influence the value of the PLUS in the secondary market and the price at which RBCCM may be willing to purchase or sell the PLUS in the secondary market, including:

▪	the value, volatility and dividend yield, as applicable, of the basket components and the securities represented or held by the basket components;
▪	interest and yield rates;
▪	exchange rates between the U.S. dollar and the currencies in which the non-U.S. securities represented by the SX5E, the GDX and the TPX are traded;
▪	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;
▪	time remaining to maturity;
▪	geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the applicable international equities markets generally; and
▪	any actual or anticipated changes in our credit ratings or credit spreads.
The values of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount if you sell your PLUS prior to maturity.
▪
The PLUS are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS. You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the PLUS at maturity and therefore you are subject to the credit risk of Royal Bank of Canada. If Royal Bank of Canada defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness. Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the PLUS.

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
▪
The amount payable on the PLUS is not linked to the value of the basket at any time other than the valuation date. The final basket value will be based on the official closing values of the basket components on the valuation date, subject to adjustment for non-trading days and certain market disruption events. Even if the value of the basket appreciates prior to the valuation date but then decreases on the valuation date to a value that is less than the initial basket value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to that decrease. Although the actual value of the basket on the maturity date or at other times during the term of the PLUS may be higher than the final basket value, the payment at maturity will be based solely on the closing value of the basket on the valuation date.

▪
Changes in the values of the basket components may offset each other. Movements in the values of the basket components may not correlate with each other. At a time when the value of one or more of the basket components increases, the values of one or more of the other basket components may not increase as much or may even decline. Therefore, in calculating the final basket value and the payment at maturity, increases in the value of one or more of the basket components may be moderated, or more than offset, by lesser increases or declines in the values of the other basket components. Furthermore, the basket components are not equally weighted. As a result, a percentage change in the final component value of the RTY or the SX5E will have a greater impact on the final basket value than will a similar percentage change in the final component values of the other basket components.

▪
The initial estimated value of the PLUS is less than the price to the public. The initial estimated value that is set forth on the cover page of this document does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the PLUS in any secondary market (if any exists) at any time. If you attempt to sell the PLUS prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the basket, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the PLUS. These factors, together with various credit, market and economic factors over the term of the PLUS, are expected to reduce the price at which you may be able to sell the PLUS in any secondary market and will affect the value of the PLUS in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your PLUS prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging costs relating to the PLUS. In addition to bid-ask spreads, the value of the PLUS determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the PLUS and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your PLUS to maturity.

▪
Our initial estimated value of the PLUS is an estimate only, calculated as of the pricing date. The initial estimated value of the PLUS is based on the value of our obligation to make the payments on the PLUS, together with the mid-market value of the derivative embedded in the terms of the PLUS. See “Structuring the PLUS” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the PLUS. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the PLUS or similar securities at a price that is significantly different than we do.

The value of the PLUS at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the PLUS in any secondary market, if any, should be expected to differ materially from the initial estimated value of your PLUS.
▪
Adjustments to the basket components could adversely affect the value of the PLUS. The sponsors of the relevant Indices (the “index sponsors”) and the investment advisors of the ETFs (the “investment advisors”) may add, delete or substitute the stocks represented or held by the basket components, or make other methodological changes. Further, the index sponsors and the investment advisors may discontinue or suspend calculation or publication of the applicable Indices or discontinue or suspend maintenance of the applicable ETFs at any time. Any of these actions could affect the value of and the return on the PLUS.

▪
We have no affiliation with the index sponsors and the investment advisors and will not be responsible for any actions taken by them. We have no affiliation with the index sponsors and the investment advisors, and they will not be involved in the offering of the PLUS. Consequently, we have no control over their actions, including any actions of the

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
type that could affect the basket components, and therefore, the value of the basket components. The index sponsors and the investment advisors have no obligation of any sort with respect to the PLUS. Thus, they have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the PLUS.
▪
Investing in the PLUS is not equivalent to investing in the securities represented or held by the basket components. Investing in the PLUS is not equivalent to investing in the securities represented or held by any basket component. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities represented or held by any basket component.

▪
Each ETF and its underlying index are different. The performance of each ETF may not exactly replicate the performance of its underlying index, because each ETF will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of an ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in that ETF or due to other circumstances.

▪
An investment in the PLUS is subject to management risk. Each ETF is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, each ETF, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicates its underlying index. Therefore, unless a specific security is removed from its underlying index, the applicable ETF generally would not sell a security because the security’s issuer was in financial trouble. In addition, each ETF is subject to the risk that the investment strategy of its investment advisor may not produce the intended results.

▪
An investment in the PLUS is subject to risks associated in investing in stocks with a small market capitalization.  The RTY represents stocks issued by companies with relatively small market capitalizations.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies.  As a result, the level of the RTY may be more volatile than a market measure that does not track solely small-capitalization stocks.  Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities. The SX5E, the GDX and the TPX include equity securities issued by non-U.S. companies. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability, and the possibility of natural disaster or adverse public health developments in the region. Moreover, the economies of certain foreign countries may differ favorably or unfavorably from

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.
▪
The PLUS are subject to exchange rate risk. Because securities held by the SX5E, the GDX and the TPX are traded in currencies other than U.S. dollars, and the PLUS are denominated in U.S. dollars, the amount payable on the PLUS at maturity may be exposed to fluctuations in the exchange rate between the U.S. dollar and each of the currencies in which those securities are denominated. These changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the payment on the PLUS at maturity. An investor’s net exposure will depend on the extent to which the currencies in which the relevant securities are denominated either strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the U.S. dollar strengthens against the currencies in which the relevant securities are denominated, the value of those securities may be adversely affected and the price or level of these basket components may be adversely affected as well. In turn, the payment at maturity may be adversely affected.

▪
An investment in the PLUS is subject to risks associated with the financial services industry. The KRE invests in financial services companies, which are subject to extensive governmental regulation that may limit both the amounts and types of loans and other financial commitments they can make and the interest rates and fees they can charge. Market or economic factors impacting financial services companies and companies that rely heavily on the financial services industry could have a major effect on the value of the KRE’s investments. Profitability is largely dependent on the availability and cost of capital, and can fluctuate significantly when interest rates change or due to increased competition. In addition, adverse conditions in the financial industry during the past several years generally has caused an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Events during the past several years in the financial sector have resulted, and may continue to result, in an unusually high degree of volatility in the financial markets, both domestic and foreign, and caused certain financial services companies to incur large losses. Numerous financial services companies have experienced substantial declines in the valuations of their assets, taken action to raise capital (such as the issuance of debt or equity securities), or even ceased operations. These actions have caused the securities of many financial services companies to experience a dramatic decline in value, as compared to their value prior to 2008. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the sector. As a result, the KRE may be more volatile than an exchange-traded fund whose sector(s) is more diversified.

▪
An investment in the PLUS is subject to risks associated with the Gold and Silver Mining Industries. All or substantially all of the stocks held by the GDX are issued by gold or silver mining companies. As a result, the stocks that will determine the performance of the GDX are concentrated in one sector. Although an investment in the PLUS will not give holders any ownership or other direct interests in the stocks held by the GDX, the return on the PLUS will be subject to certain risks associated with a direct equity investment in gold or silver mining companies.

In addition, these companies are highly dependent on the price of gold or silver, as applicable. These prices fluctuate widely and may be affected by numerous factors. Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market.

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
On the other hand, the GDX reflects the performance of shares of gold and silver mining companies and not gold bullion or silver bullion. The GDX may under- or over-perform gold bullion and/or silver bullion over the term of the PLUS.
▪
An investment in the PLUS is subject to risks associated with the oil and gas exploration and production sector. All of the stocks held by the XOP are issued by companies in the oil and gas exploration and production sector. As a result, the stocks that will determine the performance of the XOP are concentrated in one sector. Although an investment in the PLUS will not give holders any ownership or other direct interests in the stocks held by the XOP, the return on the PLUS will be subject to certain risks associated with a direct equity investment in companies in the oil and gas exploration and production sector.

In addition, the stocks of companies in the oil and gas sector are subject to swift price fluctuations.  The issuers of the stocks held by the XOP develop and produce, among other things, crude oil and natural gas, and provide, among other things, drilling services and other services related to oil and gas production and distribution. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for oil and gas products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the stocks of companies in this sector are subject to swift price fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for oil and gas products and services in general, as well as negative developments in these other areas, would adversely impact the prices of the stocks held by the XOP, the market price of the XOP, and the value of the PLUS.
▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. RBCCM may, but is not obligated to, make a market in the PLUS, and, if it chooses to do so at any time, it may cease doing so. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which RBCCM is willing to transact. If, at any time, RBCCM were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪
Historical values of the basket components should not be taken as an indication of their respective future values during the term of the PLUS. The trading prices of the equity securities comprising the basket components will determine the value of the relevant basket component at any given time. As a result, it is impossible to predict whether the value of any basket component will rise or fall. Trading prices of the equity securities comprising the basket components will be influenced by complex and interrelated political, economic, financial and other factors.

▪
Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the PLUS. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the PLUS (and possibly to other instruments linked to the basket, the basket components, or the securities which they represent or hold), including trading in those securities as well as in other related instruments. Some of our subsidiaries also may trade those securities and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially have affected the initial component values and, therefore, could have increased the value at which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the value of the basket on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
Our business activities may create conflicts of interest. We and our affiliates may engage in trading activities related to the basket components, the securities represented or held by the basket components that are not for the account of holders of the PLUS or on their behalf. These trading activities may present a conflict between the holders’ interest in the

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
PLUS and the interests we and our affiliates will have in proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management. These trading activities could be adverse to the interests of the holders of the PLUS.
We and our affiliates may presently or from time to time engage in business with one or more of the issuers of the securities represented or held by the basket components. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, we and our affiliates may acquire non-public information relating to these companies, which we have no obligation to disclose to you and, in addition, one or more of our affiliates may publish research reports about these companies. Neither we nor the agent have made any independent investigation regarding any matters whatsoever relating to the issuers of the securities represented or held by the basket components.
Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the basket components or the securities represented or held by the basket components. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the PLUS. Any of these activities by us or one or more of our affiliates may affect the value of the basket components and, therefore, the market value of the PLUS.
▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS, which may create a conflict of interest. Our wholly owned subsidiary, RBCCM, will serve as the calculation agent. As calculation agent, RBCCM determined the initial component value of each basket component and will determine the final component value, and basket component return of each basket component, the final basket value, the basket return, and the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by RBCCM, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or successor to the ETF or the calculation of the final component value in the event of a market disruption event or discontinuance of a basket component. These potentially subjective determinations may adversely affect the payout to you at maturity, if any.

▪
The antidilution adjustments that the calculation agent is required to make do not cover every event that could affect an ETF. RBCCM, as calculation agent, will adjust the amount payable at maturity for certain events affecting an ETF. However, the calculation agent will not make an adjustment for every event that could affect an ETF. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the PLUS may be materially and adversely affected.

▪
Significant aspects of the tax treatment of the PLUS are uncertain. The tax treatment of an investment in the PLUS is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from the Canada Revenue Agency regarding the tax treatment of an investment in the PLUS, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the PLUS even though that holder will not receive any payments with respect to the PLUS until maturity and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the PLUS should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the sections entitled “Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Terms of the PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Market disruption events with respect to an Index:
With respect to any Index and any relevant successor index, a “market disruption event” means:
•         a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or
•       a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or
•         a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or
•         a decision to permanently discontinue trading in the relevant futures or options contracts;
in each case as determined by the calculation agent in its sole discretion; and
•         a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the PLUS.
For purposes of determining whether a market disruption event with respect to an Index (or the relevant successor index) exists at any time, if trading in a security included in the Index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index (or the relevant successor index) will be based on a comparison of (a) the portion of the level of the Index (or the relevant successor index) attributable to that security relative to (b) the overall level of the Index (or the relevant successor index), in each case immediately before that suspension or limitation.
For purposes of determining whether a market disruption event with respect to an Index (or the relevant successor index) has occurred:
•         a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, or the primary exchange or market for trading in futures or options contracts related to the Index (or the relevant successor index);
•         limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

significant market fluctuations will constitute a suspension, absence or material limitation of trading;
•         a suspension of trading in futures or options contracts on the Index (or the relevant successor index) by the primary exchange or market trading in such contracts by reason of:
•    a price change exceeding limits set by such exchange or market,
•    an imbalance of orders relating to such contracts, or
•    a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index (or the relevant successor index); and
•          a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the Index (or the relevant successor index) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.
“Relevant exchange” means, with respect to an Index or any relevant successor index, the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or such successor index, as applicable.

Adjustment factor:
With respect to each ETF, 1.0, subject to adjustment. If an ETF is subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one share of that ETF. No such adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Closing price of an ETF:
The closing price for one share of an ETF (or one unit of any other security for which a closing price must be determined with respect to this basket component) on any trading day means:
•         if the shares of that ETF (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal U.S. securities exchange registered under the Exchange Act on which the shares of that ETF (or any such other security) are listed or admitted to trading, or
•         if the shares of that ETF (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.
If the shares of an ETF (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of that ETF (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.
If the last reported sale price for an ETF (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the firm bid prices for that ETF (or any such other security) obtained from as many recognized dealers in such

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of the Issuer or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA.

Postponement of the valuation date:
If, for any basket component (an “affected basket component”), (i) a market disruption event occurs on the valuation date or (ii) that day is determined by the calculation agent not to be a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise, the calculation agent will determine the official closing value of the basket component for the valuation date, and as a result, the final basket value, as follows:
•        The official closing value of each basket component that is not an affected basket component will be its official closing value on the valuation date.
•       The official closing value of each basket component that is an affected basket component for the valuation date will be deemed to be the official closing value of the basket component on the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing to occur; provided that the final basket value will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the fifth scheduled trading day after the scheduled valuation date, regardless of the occurrence of a market disruption event on that day.

Market disruption events with respect to an ETF:
With respect to an ETF, a market disruption event, as determined by the calculation agent in its sole discretion, means the occurrence or existence of any of the following events:
•         a suspension, absence or material limitation of trading in the shares of that ETF on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market;
•         a suspension, absence or material limitation of trading in option or futures contracts relating to that ETF, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market; or
•         the shares of that ETF do not trade on the NYSE Arca, the NASDAQ Global Market or what was the primary market for the shares of that ETF, as determined by the calculation agent in its sole discretion;
•         any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates or hedge counterparties to unwind all or a material portion of a hedge with respect to the PLUS that such party or its respective hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging.”
The following events will not be market disruption events:
•         a limitation on the hours or number of days of trading in the shares of that ETF on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and
•         a decision to permanently discontinue trading in the option or futures contracts relating to the shares of that ETF.
For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to the shares of an ETF, if available, are traded will not include any time when that market is itself closed for trading

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to the shares of an ETF, if available, in the primary market for those contracts, by reason of any of:
•         a price change exceeding limits set by that market;
•         an imbalance of orders relating to those contracts; or
•         a disparity in bid and asked quotes relating to those contacts;
will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the shares of that ETF in the primary market for those contracts.

Discontinuation of/adjustments to the basket components:
Indices. If an index sponsor discontinues publication of the relevant Index and the index sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “successor index”), then the closing level of the Index on the valuation date will be determined by reference to the level of such successor index at the close of trading on the relevant exchange for the successor index on such day.
Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice to be promptly furnished to the trustee, to us and to the holders of the PLUS.
If an index sponsor discontinues publication of the relevant Index prior to, and that discontinuation is continuing on the valuation date, and the calculation agent determines, in its sole discretion, that no successor index is available at that time or the calculation agent has previously selected a successor index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, the valuation date, then the calculation agent will determine the closing level of the Index for that date. The closing level of the Index will be computed by the calculation agent in accordance with the formula for and method of calculating the Index or successor index, as applicable, last in effect prior to the discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for the suspension or limitation) at the close of the principal trading session on that date of each security most recently included in the Index or successor index, as applicable.
If at any time the method of calculating an Index or a successor index, or the level thereof, is changed in a material respect, or if an Index or a successor index is in any other way modified so that the Index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the Index or successor index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the date on which the closing level of the Index is to be determined, make any calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level of the Index with reference to the Index or such successor index, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), then the calculation agent will adjust its calculation of the Index or such successor index in order to arrive at a level of the Index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).
Notwithstanding these alternative arrangements, discontinuation the publication of or

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

modification of any Index or successor index, as applicable, may adversely affect the value of the PLUS.
ETFs. If an ETF is discontinued and the sponsor or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to that ETF (the successor fund), then the calculation agent will substitute the successor fund for that ETF and determine the closing price of that ETF on the valuation date as described above under “—Closing price of an ETF.”
If an ETF is discontinued and:
•         the calculation agent does not select a successor fund, or
•         the successor fund is no longer traded or listed on any of the relevant trading days, the calculation agent will compute a substitute price for that ETF in accordance with the procedures last used to calculate the price of that ETF before any discontinuation but using only those securities that were held by that ETF prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for that ETF as described below, the successor fund or price will be used as a substitute for that ETF for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if that ETF is re-established, unless the calculation agent in its sole discretion decides to use the re-established ETF.
If an ETF is discontinued before the valuation date and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:
•         the determination of the final component value, or
•         a determination by the calculation agent that a successor fund is available, the calculation agent will determine the price that would be used in computing the closing price of that ETF as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the PLUS, and arrange for information with respect to these prices to be made available by telephone.
Notwithstanding these alternative arrangements, discontinuation of the operation of an ETF would be expected to adversely affect the value of, liquidity of and trading in the PLUS.

Business day:
A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading day:
With respect to an Index, the trading day means a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges for securities comprising the Index or the successor index and (ii) the exchanges on which futures or options contracts related to the Index or the successor index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.
With respect to an ETF, a trading day means any day on which the exchange and each related exchange are scheduled to be open for their respective regular trading sessions.
The exchange means the primary organized exchange or quotation system for trading an ETF, any successor to such exchange or quotation system or any substitute exchange or

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

quotation system to which trading in such shares has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to such shares on that temporary substitute exchange or quotation system as on the original exchange).
A related exchange means each exchange or quotation system on which futures or options contracts relating to an ETF are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to that ETF has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to that ETF on that temporary substitute exchange or quotation system as on the original related exchange).

Default interest upon acceleration:
In the event we fail to make a payment on the maturity date, any overdue payment in respect of such payment on the PLUS will bear interest until the date upon which all sums due are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of three months which appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first business day following such failure to pay. Such rate shall be determined by the calculation agent. If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of default and acceleration:
If the maturity of the PLUS is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be calculated as if the date of declaration of acceleration were the valuation date.

Minimum ticketing size:	$1,000 / 100 PLUS
Additional amounts:
We will pay any amounts to be paid by us on the PLUS without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the PLUS, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.
However, no Additional Amounts will be payable with respect to a payment made to a holder of a PLUS or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:
(i)                  is someone with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)                 is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the PLUS, the holding of the PLUS or the receipt of payments thereunder;
(iii)               is, or does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);
(iv)                presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:
a.       the due date for payment thereof, or
b.       if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the PLUS in accordance with the Indenture;
(v)                 could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or
(vi)                is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.
For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the PLUS at maturity.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee. We will indemnify and hold harmless each holder of the PLUS (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the PLUS, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.
For additional information, see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Form of the PLUS:	Book-entry
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM. The calculation agent will make all determinations regarding the PLUS. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Contact:
MSWM clients may contact their local MSWM branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

Validity of the PLUS:
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the PLUS has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the PLUS have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the PLUS will be validly issued and, to the extent validity of the PLUS is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the PLUS or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statues, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 8, 2016, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on January 11, 2016.
In the opinion of Morrison & Foerster LLP, when the PLUS have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the PLUS will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated January 8, 2016, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated January 11, 2016.

Terms incorporated in the master note:
All of the terms in “Summary Terms” (except the item captioned “Commissions and issue price”) and the terms above the item captioned “Contact” in “Additional Terms of the PLUS” of this pricing supplement, and the section “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Information About the Basket Components
All disclosures contained in this document regarding the basket components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the applicable index sponsor or investment advisor. Each of these entities has no obligation to continue to publish, and may discontinue publication of, the applicable basket component. The consequences of an index sponsor or an investment advisor discontinuing publication or making other changes to a basket component are discussed above in the section entitled “Discontinuation of/adjustments to the basket components” or “adjustment factor,” as applicable. Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of any basket component or any successor index or successor to any ETF.
Information provided to or filed with the SEC by each ETF, including its most recent prospectus and its periodic reports, can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at sec.gov. We are not incorporating by reference into this document any of those documents.
The selection of the basket components is not a recommendation to invest in any basket component. Neither we nor any of our affiliates make any representation to you as to the future performance of any basket component.
The Russell 2000® Index
The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited (“FTSE”) and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. The RTY was set to 135 as of the close of business on December 31, 1986. FSTE Russell (the “index sponsor”) calculates and publishes the RTY. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by the index sponsor without regard to the PLUS.
Selection of Stocks Underlying the RTY
All companies eligible for inclusion in the RTY must be classified as a U.S. company under the index sponsor’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, the index sponsor defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”) from all exchanges within a country. Using the HCIs, the index sponsor compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, the index sponsor will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. The index sponsor uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, the index sponsor will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.
All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May, but a confirmed timetable is announced each Spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.
An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the

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common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.
Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special-purpose acquisition companies, and limited partnerships are also not eligible for inclusion in the Russell U.S. Indices. Exchange traded funds and mutual funds are also excluded. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.
Annual reconstitution is a process by which the RTY is completely rebuilt. On the rank last trading day of May, all eligible securities are ranked by their total market capitalization. The largest 4,000 become the Russell 3000E Index, and the other of the index sponsor’s indexes are determined from that set of securities. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, the index sponsor adds initial public offerings to the RTY on a quarterly basis based on total market capitalization guidelines ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.
After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.
License Agreement
FTSE Russell and Royal Bank of Canada have entered into a non-exclusive license agreement providing for the license to Royal Bank of Canada, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with some securities, including the PLUS.
FTSE Russell does not guarantee the accuracy and/or the completeness of the RTY or any data included in the RTY and has no liability for any errors, omissions, or interruptions in the RTY. FTSE Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the PLUS, or any other person or entity from the use of the RTY or any data included in the RTY in connection with the rights licensed under the license agreement described in this document or for any other use. FTSE Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the RTY or any data included in the RTY. Without limiting any of the above information, in no event will FTSE Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.
The PLUS are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the stocks upon which the RTY is based. FTSE Russell's only relationship to Royal Bank of Canada is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed and calculated by FTSE Russell without regard to Royal Bank of Canada or the PLUS. FTSE Russell is not responsible for and has not reviewed the PLUS nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the PLUS.
“Russell 2000®” and “Russell 3000®” are registered trademarks of FTSE Russell in the U.S. and other countries.

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
The EURO STOXX 50® Index (“SX5E”)
The SX5E was created by STOXX Limited and SIX Swiss Exchange AG. Publication of the SX5E began in February 1998, based on an initial level of 1,000 at December 31, 1991.
Index Composition and Maintenance
For each of the 19 EURO STOXX regional supersector indices, the stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding supersector index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the SX5E are then added to the selection list. All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list. The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. In exceptional cases, STOXX’s management board can add stocks to and remove them from the selection list.
The index components are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.
The SX5E is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the SX5E.
The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.
The SX5E is subject to a “fast exit rule.” The SX5E components are monitored for any changes based on the monthly selection list ranking, i.e., on an ongoing monthly basis. A stock is deleted from the SX5E if: (a) it ranks 75 or below on the monthly selection list and (b) it ranked 75 or below on the selection list of the previous month. The highest-ranked stock that is not an index component will replace it. Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.
The SX5E is also subject to a “fast entry rule.” All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated at the end of February, May, August or November and (b) it ranks within the “lower buffer” (ranks 1-25) on this selection list.
The SX5E is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcies) that affect the SX5E composition are immediately reviewed. Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.
Calculation of the SX5E
The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5E value can be expressed as follows:
SX5E =	Free float market capitalization of the SX5E	x 1,000
Adjusted base date market capitalization of the SX5E
The “free float market capitalization of the SX5E” is equal to the sum of the products of the closing price, number of shares outstanding, free float factor and weighting cap factor for each component stock as of the time the SX5E is being calculated.
The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.
License Agreement
We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the PLUS.
The license agreement between us and STOXX requires that the following language be stated in this document:
STOXX has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the PLUS. STOXX does not:

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•	sponsor, endorse, sell, or promote the PLUS;
•	recommend that any person invest in the PLUS or any other securities;
•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the PLUS;
•	have any responsibility or liability for the administration, management, or marketing of the PLUS; or
•	consider the needs of the PLUS or the holders of the PLUS in determining, composing, or calculating the SX5E, or have any obligation to do so.
STOXX will not have any liability in connection with the PLUS. Specifically:
•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:
•	the results to be obtained by the PLUS, the holders of the PLUS or any other person in connection with the use of the SX5E and the data included in the SX5E;
•	the accuracy or completeness of the SX5E and its data;
•	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;
•	STOXX will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and
•	under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.
The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the PLUS or any other third parties.

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
The TOPIX® Index (“TPX”)
The TOPIX® Index (Bloomberg ticker “TPX”), also known as the Tokyo Stock Price Index, is a capitalization weighted index of all the domestic common stocks listed on the First Section of the TSE.  Domestic stocks admitted to the TSE are assigned either to the TSE First Section Index, the TSE Second Section Index or the TSE Mothers Index.  Stocks listed in the First Section, which number approximately 1,750, are among the most actively traded stocks on the TSE.  The TOPIX® Index is supplemented by the sub-basket components of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968.  The TOPIX® Index is calculated and published by TSE.  Additional information about the TOPIX® Index is available on the following website: http://www.tse.or.jp/english/market/topix/index.html.  We are not incorporating by reference the website or any material it includes in this document.
Composition and Maintenance.  The TOPIX® Index is composed of all domestic common stocks listed on the TSE First Section, excluding temporary issues and preferred stocks. Companies scheduled to be delisted or newly listed companies that are still in the waiting period are excluded from the TOPIX® Index.  The TOPIX® Index has no constituent review. The number of constituents will change according to new listings and delistings.
Index Calculation
The TOPIX® Index is a free-float adjusted market capitalization-weighted index, which reflects movements in the market capitalization from a base market value of 100 set on the base date of January 4, 1968.  The TSE calculates the TOPIX® Index by multiplying the base point of 100 by the figure obtained from dividing the current free float adjusted market value by the base market value.  The resulting value is not expressed in Japanese yen, but presented in terms of points rounded to the nearest one hundredth. The formula for calculating the index value can be expressed as follows:
Current free float adjusted market value
Index value = Base point of 100 ×    ————————————————
Base market value
The current free float adjusted market value is the sum of the product of the price and the number of free float adjusted shares for index calculation of each component stock.
The number of free float adjusted shares for index calculation is the number of listed shares multiplied by free-float weight. The number of listed shares for index calculation is determined by the TSE.  The number of listed shares for index calculation normally coincides with that of listed shares.  However, in some cases these numbers differ. For instance, in the case of a stock split, while the number of listed shares increases at the additional listing date which comes after such stock split becomes effective, the number of listed shares for index calculation increases at the ex-rights date.
Free-float weight is a weight of listed shares deemed to be available for trading in the market and is determined and calculated by the TSE for each listed company for index calculation. The free-float weight of one company may be different from that of any other company.  Free-float weight is reviewed once a year in order to reflect the latest distribution of share ownership. The timing of the yearly free-float weight review is different according to the settlement terms of listed companies.  In addition to the yearly review, extraordinary reviews are conducted in the following cases: allocation of new shares to a third party, conversion of preferred shares or exercise of subscription warrants, company spin-off, merger, acquisition, take-over bid, and other events that the TSE judges as appropriate reasons to review.
In the event of any increase or decrease in the current free-float adjusted market value due to reasons other than fluctuations in the TSE, such as public offerings or changes in the number of constituents in the TSE First Section, necessary adjustments are made by the TSE to the base market value in order to maintain the continuity of the TOPIX® Index. The TSE makes adjustments as follows:
	Event	Implementation of Adjustment (Before Markets Open)	Price Used for Adjustments
Addition	Company to be listed on the TSE First Section by initial public offering or via another stock exchange	Last business day of the next month of listing	Price on the adjustment date
Addition	New listing of a newly formed company resulting from a corporate consolidation (such as a merger or acquisition) that results in a TOPIX or ex-TOPIX constituent being delisted and the	New listing date or one business day after the listing if the business day before is a holiday	Base price used to decide the daily price limit

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new company being immediately listed on the TSE First Section
Addition	Transfer to the TSE First Section from the TSE Second Section, the TSE Mothers Index, or the JASDAQ Securities Exchange
Last business day of the next month of transfer (a free float weight of 0.00 is used from the transfer date to the adjustment date and thus the number of shares to be used for calculation will be 0.00 during such period)
Price on the adjustment date
Deletion	Company to be de-listed due to a stock-swap and the like while newly established companies promptly list its shares	Initial listing day of newly established company (Normally it is three business days after de-listing)
Price on business day before the de-listing date (the price used for adjustments is frozen after close of trading one business day before delisting, to the exclusion date for index calculation purpose)

Deletion	Company to be de-listed due to other reason than described above (merger or stock-swap, with other surviving company included in the TOPIX® Index)	Date of delisting	Price on business day before the adjustment date
Deletion	Transfer to the TSE Second Section from the TSE First Section	Date of transfer	Price on business day before the adjustment date
Deletion	Designation of securities to be delisted	Four business days after the designation of securities to be delisted (one business day after designation if the day of designation is a holiday)	Price on business day before the adjustment date
The adjusted base market value will equal the old base market value multiplied by the quotient of the free-float-adjusted market value on the business day before the adjustment date plus or minus, as applicable, the adjustment amount divided by the free-float-adjusted market value on the business day before the adjustment date.
The adjustment amount for the foregoing calculation will be an amount equal to the product of the change (the absolute value of the increase or decrease) in the number of shares times the price of the shares.
Changes in the number of shares and the price of the shares for adjustments to the base market value will be made as described in the table below.
Change in the Number of Constituent Shares

Event	Implementation of Adjustment (Before Markets Open)	Price used for adjustment
Change of free float weight	Date of change	Stock price at the end of trading on the business day before adjustment date
Public offering	Additional listing date (day after payment date). If listing date falls on a holiday, the next business day	Stock price at the end of trading on the business day before adjustment date
Allocation of new shares to a third party	Five business days after additional listing date (two business days after payment	Stock price at the end of trading on the

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
	date)	business day before adjustment date
Issues to shareholders with payment	Ex-rights date	Stock price at the end of trading on the business day before adjustment date
Exercise of subscription warrants	Last business day of the month following exercise	Stock price at the end of trading on the business day before adjustment date
Conversion of preferred shares	Last business day of the month following conversion	Stock price at the end of trading on the business day before adjustment date
Cancellation of treasury stock	Last business day of the month following cancellation	Stock price at the end of trading on the business day before adjustment date
Merger or stock swap between a non-surviving constituent and another constituent	Delisting date of the non-surviving constituent	Stock price at the end of trading on the business day before adjustment date
Merger or stock-swap other than that described above	Listing change date (effective date)	Stock price at the end of trading on the business day before adjustment date
Offering for sale of shares held by the Japanese government	Listing change date	Stock price at the end of trading on the business day before adjustment date
Company spin-off in which the number of shares of the succeeding company increases	Listing change date	Stock price at the end of trading on the business day before adjustment date
Other adjustments	Last business day of the month in which the information appears in “Sho-ho” (TSE Notice) or the last business day of the following month	Stock price at the end of trading on the business day before adjustment date
No adjustments will be made to the base market value in the case of a stock split or reverse stock split.
Retroactive adjustments will not be made to revise the figures of the TOPIX® Index that have already been calculated and disseminated, even if issuing companies file amendments on previously released information.
If trading in a certain constituent is suspended, the TSE regards it as having no change in its share price for purposes of calculating the TOPIX® Index.  In the event of unforeseen circumstances, or if the TSE decides it is impossible to use its existing methods to calculate the TOPIX® Index, the TSE may use an alternate method of index calculation as it deems valid.
License Agreement
We expect to enter into a license agreement with TSE, in exchange for a fee, whereby we are permitted to use the TOPIX® Index in connection with the offer and sale of the PLUS. We are not affiliated with TSE; the only relationship between TSE and us is the licensing of the use of the TOPIX® Index and trademarks relating to the TOPIX® Index.
The PLUS are not sponsored, endorsed or promoted by TSE. No inference should be drawn from the information contained in this document that TSE makes any representation or warranty, implied or express, to us, any holder of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS in particular or the ability of the TOPIX to track general stock market performance.
TSE determines, composes and calculates the TOPIX® Index without regard to the PLUS. TSE has no obligation to take into account your interest, or that of anyone else having an interest, in the PLUS in determining, composing or calculating the TOPIX® Index. TSE is not responsible for and has not participated in the determination of the terms, prices or amount of the PLUS and will

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
not be responsible for or participate in any determination or calculation regarding the principal amount of the PLUS payable at the stated maturity date.  TSE has no obligation or liability in connection with the administration, marketing or trading of the PLUS.
Neither us nor any of our affiliates accepts any responsibility for the calculation, maintenance or publication of the TOPIX® Index or any successor index. TSE disclaims all responsibility for any errors or omissions in the calculation and dissemination of the TOPIX® Index or the manner in which the TOPIX® Index is applied in determining the closing level or any amount payable upon maturity of the PLUS. The level of the TOPIX® Index and the TOPIX trademarks are subject to the proprietary rights owned by the TSE and the TSE owns all rights and know-how relating to the TOPIX® Index such as calculation, publication and use of the level of the TOPIX® Index and relating to the TOPIX trademarks. The TSE shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the level of the TOPIX® Index or to change the TOPIX trademarks or cease the use thereof. The TSE makes no warranty or representation whatsoever, either as to the results stemmed from the use of the level of the TOPIX® Index and the TOPIX trademarks or as to the figure at which the level of the TOPIX® Index stands on any particular day. The TSE gives no assurance regarding accuracy or completeness of the level of the TOPIX® Index and data contained therein. Further, the TSE shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the level of the TOPIX® Index. The PLUS are not in any way sponsored, endorsed or promoted by the TSE. The TSE shall not bear any obligation to give an explanation of the PLUS or an advice on investments to any purchaser of the PLUS or to the public. The TSE neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the PLUS, for calculation of the level of the TOPIX® Index. Including but not limited to the foregoing, the TSE shall not be responsible for any damage resulting from the issue and sale of the PLUS.

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
The SPDR® S&P® Regional Banking ETF (“KRE”)
The shares of the SPDR® S&P® Regional Banking ETF (the “ETF”) are issued by the SPDR® Series Trust (the “trust”), a registered investment company. The underlier seeks investment results that, before fees and expenses, correspond generally to the total return performance of the S&P Regional Banks Select Industry Index (the “index”). The underlier trades on the NYSE Arca under the ticker symbol “KRE”. SSGA Funds Management, Inc. (“SSGA”) currently serves as the investment advisor to the underlier. We obtained the following information in this section, including fee information, from the SPDR® website and the reports referenced below, in each case, without independent verification.
Investment Objective and Strategy
The underlier seeks to provide investment results that correspond generally to the total return performance, before fees and expenses, of the S&P Regional Banks Select Industry Index (the “index”). Prior to October 24, 2011, the underlier’s investment strategy sought to track the total return performance, before fees and expenses, of an index different from the S&P Regional Banks Select Industry Index. Performance of the underlier prior to October 24, 2011 is therefore based on the underlier’s investment strategy with respect to the prior index, the KBW Regional Banking Index.
The underlier uses a representative sampling strategy to try to achieve its investment objective, which means that the underlier is not required to purchase all of the securities represented in the index. Instead, the underlier may purchase a subset of the securities in the index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the index. Under normal market conditions, the underlier generally invests substantially all, but at least 80%, of its total assets in the securities comprising the index. The underlier will provide shareholders with at least 60 days’ notice prior to any change in this 80% investment policy. In addition, the underlier may invest in equity securities not included in the index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSGA).
In certain situations or market conditions, the underlier may temporarily depart from its normal investment policies and strategies provided that the alternative is consistent with the underlier’s investment objective and is in the best interest of the underlier. For example, the underlier may make larger than normal investments in derivatives to maintain exposure to the index if it is unable to invest directly in a component security.
The board may change the underlier’s investment strategy, index and other policies without shareholder approval. The board may also change the underlier’s investment objective without shareholder approval.
Notwithstanding the underlier’s investment objective, the return on the PLUS will not reflect any dividends paid on the underlier shares, on the securities purchased by the underlier or on the securities that comprise the index.
Correlation
Although SSGA seeks to track the performance of the index (i.e., achieve a high degree of correlation with the index), the underlier’s return may not match the return of the index. The underlier incurs a number of operating expenses not applicable to the index, and incurs costs in buying and selling securities. In addition, the underlier may not be fully invested at times, generally as a result of cash flows into or out of the underlier or reserves of cash held by the underlier to meet redemptions. SSGA may attempt to replicate the index return by investing in fewer than all of the securities in the index, or in some securities not included in the index, potentially increasing the risk of divergence between the underlier’s return and that of the index.
Industry Concentration Policy
The underlier’s assets will generally be concentrated in an industry or sector to the extent that the index concentrates in a particular industry or sector. By focusing its investments in a particular industry or sector, financial, economic, business and other developments affecting issuers in that industry or sector will have a greater effect on the underlier than if it had not focused its assets in that industry or sector, which may increase the volatility of the underlier.
Share Prices and the Secondary Market
The trading prices of shares of the underlier will fluctuate continuously throughout trading hours based on market supply and demand rather than the underlier’s net asset value, which is calculated at the end of each business day. The trading prices of the underlier’s shares may differ (and may deviate significantly during periods of market volatility) from the underlier’s daily net asset

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value. The indicative optimized portfolio value (“IOPV”) of the shares of the underlier is disseminated every fifteen seconds throughout the trading day by NYSE Arca. The IOPV calculations are based on estimates of the value of the underlier’s net asset value per share using market data converted into U.S. dollars at the current currency rates and is based on quotes and closing prices from the securities’ local market and may not reflect events that occur subsequent to the local market’s close. Premiums and discounts between the IOPV and the market price may occur. This should not be viewed as a “real-time” update of the net asset value per share of the underlier, which is calculated only once a day. In addition, the issuance or redemption of ETF shares to or from certain institutional investors, which are done only in large blocks of at least 50,000, may cause temporary dislocations in the market price of the shares.
The S&P® Regional Banks Select Industry™ Index
The S&P Regional Banks Select Industry Index (Bloomberg symbol, “SPSIRBK Index”) is managed by S&P Dow Jones Indices LLC (“S&P”) and is an equal-weighted index that is designed to measure the performance of stocks in the S&P Total Market Index that both (i) are classified under the Global Industry Classification Standard (“GICS®”) in the regional banks sub-industry and (ii) satisfy certain liquidity and market capitalization requirements. The S&P Total Market Index tracks all U.S. common stocks with a primary listing on the NYSE, NYSE Arca, NYSE MKT, NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Bats BZX, Bats BYX, Bats EDGA or Bats EDGX exchanges. The index is one of the 21 sub-industry sector indices S&P maintains that are derived from a portion of the stocks comprising the S&P Total Market Index. An equal-weighted index is one where every stock has the same weight in the index. As such, the index must be rebalanced from time to time to re-establish the proper weighting.
The ETF tracks the performance of the total version of the index. A total return index represents the total return earned in a portfolio that tracks the price index and reinvests dividend income in the overall index, not in the specific stock paying the dividend. The difference between the price return calculation and the total return calculation is that, with respect to the price return calculation, changes in the index level reflect changes in stock prices, whereas with respect to the total return calculation of the index, changes in the index level reflect both movements in stock prices and the reinvestment of dividend income. Notwithstanding that the ETF tracks the performance of the total return version of the index, the return on the PLUS will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.
Eligibility for Inclusion in the Index
Selection for the index is based on a company’s GICS® classification, as well as liquidity and market capitalization requirements. In addition, only U.S. companies are eligible for inclusion in the index. GICS® classifications are determined by S&P using criteria it has selected or developed. Index and classification system sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed only in one sector. As a result, sector comparisons between indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
To be eligible for inclusion in the index, stocks must be in the S&P Total Market Index and satisfy the following combined liquidity and market capitalization criteria: (i) a float-adjusted market capitalization above $500 million with a float-adjusted liquidity ratio above 90% or (ii) a float-adjusted market capitalization above $400 million with a float-adjusted liquidity ratio above 150%. The float-adjusted liquidity ratio is defined as the dollar value traded over the previous 12 months divided by the float-adjusted market capitalization as of the index’s rebalancing reference date.
All stocks in the related GICS® sub-industry satisfying the above requirements are included in the index and the total number of stocks in the index should be at least 35. If there are fewer than 35 stocks in the index, the market capitalization requirements may be relaxed to reach at least 22 stocks. With respect to liquidity, the length of time to evaluate liquidity is reduced to the available trading period for companies that recently became public or companies that were spun-off from other companies, the stocks of which therefore do not have 12 months of trading history.
Calculation of the Total Return of the Index
The price return index is calculated as the index market value divided by the divisor. The total return calculation begins with the price return of the index. Given the index is an equal-weighted index, the market capitalization of each stock used in the calculation of the index market value is redefined so that each stock has an equal weight in the index on each rebalancing date. The adjusted market capitalization for each stock in the index is calculated as the product of the stock price, the number of shares outstanding, the stock’s float factor and the adjustment factor.

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A stock’s float factor refers to the number of shares outstanding that are available to investors. S&P indices exclude shares closely held by control groups from the index calculation because such shares are not available to investors. For each stock, S&P calculates an Investable Weight Factor (IWF) which is the percentage of total shares outstanding that are included in the index calculation.
The adjustment factor for each stock is assigned at each rebalancing date and is calculated by dividing a specific constant set for the purpose of deriving the adjustment factor (often referred to as modified index shares) by the number of stocks in the index multiplied by the float adjusted market value of such stock on such rebalancing date.
Adjustments are also made to ensure that no stock in the index will have a weight that exceeds the value that can be traded in a single day for a theoretical portfolio of $2 billion. Theoretical portfolio values are reviewed annually and any updates are made at the discretion of the index committee, as defined below.
The maximum basket liquidity weight for each stock in the index will be calculated using the ratio of its three-month median daily value traded to the theoretical portfolio value of $2 billion. Each stock’s weight in the index is then compared to its maximum basket liquidity weight and is set to the lesser of (1) its maximum basket liquidity weight or (2) its initial equal weight. All excess weight is redistributed across the index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the index has a weight greater than 4.5%. No further adjustments are made if the latter step would force the weight of those stocks limited to their maximum basket liquidity weight to exceed that weight. If the index contains exactly 22 stocks as of the rebalancing effective date, the index will be equally weighted without basket liquidity constraints.
If a company has more than one share class line in the S&P Total Market Index, such company will be represented once by the primary listing (generally the most liquid share line). In the event that a company issues a secondary share class to the index share class holders by means of a mandatory distribution, the newly issued share class line will be added to the index on the distribution ex-date, provided that the distributed class is not considered to be de minimis. Both share class lines will then remain in the index until the next rebalancing, at which time only the primary share class line will be considered for continued inclusion.
The index is calculated by using the divisor methodology used in all S&P equity indices. The initial divisor was set to have a base value of 1,000 on June 20, 2003. The index level is the index market value divided by the index divisor. In order to maintain index series continuity, it is also necessary to adjust the divisor at each rebalancing. Therefore, the divisor (after rebalancing) equals the index market value (after rebalancing) divided by the index value before rebalancing. The divisor keeps the index comparable over time and is one manipulation point for adjustments to the index, which we refer to as maintenance of the index.
Once the price return index has been calculated, the total return index is calculated. First, the total daily dividend for each stock in the index is calculated by multiplying the per share dividend by the number of shares included in the index. Then the index dividend is calculated by aggregating the total daily dividends for each of the index stocks (which may be zero for some stocks) and dividing by the divisor for that day. Next the daily total return of the index is calculated as a fraction minus 1, the numerator of which is the sum of the index level plus the index dividend and the denominator of which is the index level on the previous day. Finally, the total return index for that day is calculated as the product of the value of the total return index on the previous day times the sum of 1 plus the index daily total return for that day.
Maintenance of the Index
The composition of the index is reviewed quarterly. Rebalancing occurs after the closing of the relevant U.S. trading markets on the third Friday of the month ending that quarter. The reference date for float-adjusted market capitalization and the float-adjusted liquidity ratio is after the closing of the last trading day of the previous month. The reference date for GICS® classification is as of the rebalancing effective date. Existing stocks in the index are removed at the quarterly rebalancing if either their float-adjusted capitalization falls below $1 billion or their float-adjusted liquidity ratio falls below 50%. A company will also be deleted from the index if the S&P Total Market Index deletes that company. Companies are added between rebalancings only if a company deletion causes the number of companies in the index to fall below 22. The newly added company will be added to the index at the weight of the deleted company. If the stock was deleted at $0.00, the newly added stock will be added at the deleted stock’s previous day’s closing value (or the most immediate prior business day that the deleted stock was not valued at $0.00) and an adjustment to the divisor will be made (only in the case of stocks removed at $0.00). At the next rebalancing, the index will be rebalanced based on the eligibility requirements and equal-weight methodology discussed above. In the case of GICS® changes, where a stock no longer qualifies to belong to the index after the classification change, it is removed from the index on the next rebalancing date. In the case of a spin-off, the spin-off company will be added to the index at a zero price after the close of the trading on the day before the ex-date. In general and subject to certain exceptions, both the parent company and spin-off companies will remain in the index until the next index rebalancing.

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In the case of mergers involving two index constituents, the merged entity will remain in the index provided that it meets all general eligibility requirements. The merged entity will be added to the index at the weight of the stock deemed to be the surviving stock in the transaction. The surviving stock will not experience a weight change and its subsequent weight will not be equal to that of the pre-merger weight of the merged entities.
The table below summarizes the types of index maintenance adjustments:
Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Spin-Off
In general and subject to certain exceptions, both the parent stock and spin-off stocks will remain in the index until the next index rebalancing, regardless of whether they conform to the theme of the index.
No

Rights Offering	Price is adjusted to equal (i) price of parent company minus (ii) price of rights subscription divided by the rights ratio.	No

Stock split (e.g., 2-for-1), stock dividend or reverse stock split	Index shares multiplied by split factor (i.e., 2); stock price divided by split factor (i.e., 2)	No

Share issuance or share repurchase	None	No

Special dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes
Index Committee
The Americas Thematic and Strategy Index Committee (the “index committee”) maintains the index and consists of full-time professional members of S&P staff. At monthly meetings, the index committee reviews pending corporate actions that may affect index constituents, statistics comparing the composition of the indices to the market, companies that are being considered as candidates for additions to the index and any significant market events. The index committee may also revise index policy, such as the rules for selecting constituents, the treatment of dividends, share counts or other matters.
Unscheduled Market Closures
In situations where an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P will calculate the closing price of the stocks in the index based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported before the exchange closed. In all cases, the prices will be from the primary exchange for each stock in the index. If an exchange for a stock fails to open due to unforeseen circumstances, S&P will use the prior day’s closing prices for such stock. If all exchanges fail to open, S&P may determine not to publish the index for that day.
“SPDR®” is a registered trademark of Standard & Poor's Financial Services LLC (“S&P”) and Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use by S&P Dow Jones Indices LLC. The PLUS are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or their respective affiliates, and neither S&P Dow Jones Indices LLC, Dow Jones, S&P or their respective affiliates make any representation regarding the advisability of investing in the PLUS.

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
SPDR S&P® Oil & Gas Exploration and Production ETF (“XOP”)
The XOP is an investment portfolio maintained and managed by SSFM. The XOP trades on the NYSE Arca under the ticker symbol “XOP.” The inception date of the XOP is June 19, 2006. Prior to January 8, 2007, the XOP was known as the SPDR® Oil & Gas Exploration & Production ETF.
The XOP seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. The underlying index represents the oil and gas exploration and production sub-industry portion of the S&P Total Market Index (“S&P TMI”), an index that measures the performance of the U.S. equity market. The Underlying is composed of companies that are in the oil and gas sector exploration and production.
The XOP utilizes a “replication” investment approach in attempting to track the performance of the underlying index. The Underlying typically invests in substantially all of the securities which comprise the underlying index in approximately the same proportions as the underlying index. The XOP will normally invest at least 80% of its total assets in common stocks that comprise the underlying index.
The information above was compiled from the SPDR® website. We have not independently investigated the accuracy of that information.  Information contained in the SPDR® website is not incorporated by reference in, and should not be considered a part of, this document.
S&P® Oil & Gas Exploration & Production Select Industry® Index
We have derived all information contained in this document regarding the underlying index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P.
The underlying index is an equal-weighted index that is designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P TMI. The S&P TMI includes all U.S. common equities listed on the NYSE (including NYSE Arca), the NYSE MKT, the NASDAQ Global Select Market, and the NASDAQ Capital Market. Each of the component stocks in the underlying index is a constituent company within the oil and gas exploration and production sub-industry portion of the S&P TMI.
To be eligible for inclusion in the underlying index, companies must be in the S&P TMI and must be included in the relevant Global Industry Classification Standard (GICS) sub-industry.  The GICS was developed to establish a global standard for categorizing companies into sectors and industries.  In addition to the above, companies must satisfy one of the two following combined size and liquidity criteria:
•	float-adjusted market capitalization above US$500 million and float-adjusted liquidity ratio above 90%; or
•	float-adjusted market capitalization above US$400 million and float-adjusted liquidity ratio above 150%.
All U.S. companies satisfying these requirements are included in the underlying index. The total number of companies in the underlying index should be at least 35. If there are fewer than 35 stocks, stocks from a supplementary list of highly correlated sub-industries that meet the market capitalization and liquidity thresholds above are included in order of their float-adjusted market capitalization to reach 35 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in the underlying index as of each rebalancing effective date.
Eligibility factors include:
•
Market Capitalization:  Float-adjusted market capitalization should be at least US$400 million for inclusion in the underlying index. Existing index components must have a float-adjusted market capitalization of US$300 million to remain in the underlying index at each rebalancing.

•
Liquidity: The liquidity measurement used is a liquidity ratio, defined as dollar value traded over the previous 12-months divided by the float-adjusted market capitalization as of the underlying index rebalancing reference date. Stocks having a float-adjusted market capitalization above US$500 million must have a liquidity ratio greater than 90% to be eligible for addition to the underlying index. Stocks having a float-adjusted market capitalization between US$400 and US$500 million must have a liquidity ratio greater than 150% to be eligible for addition to the underlying index. Existing index constituents must have a liquidity ratio greater than 50% to remain in the underlying index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history.

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•
Takeover Restrictions:  At the discretion of S&P, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in the underlying index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the underlying index.

Turnover:  S&P believes turnover in index membership should be avoided when possible. At times, a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to the underlying index, not for continued membership. As a result, an index constituent that appears to violate the criteria for addition to the underlying index will not be deleted unless ongoing conditions warrant a change in the composition of the underlying index.

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The VanEck Vectors® Gold Miners ETF (“GDX”)
The NYSE Arca Gold Miners Index is a modified market capitalization weighted index comprised of securities issued by publicly traded companies involved primarily in the mining of gold or silver. The underlying index was developed by the NYSE Amex and is calculated, maintained and published by NYSE Arca.
Eligibility Criteria for Index Components
The underlying index includes common stocks, ADRs or GDRs of selected companies that are involved in mining for gold and silver and that are listed for trading and electronically quoted on a major stock market that is accessible by foreign investors.  Generally, this includes exchanges in most developed markets and major emerging markets, and includes companies that are cross-listed, i.e., both U.S. and Canadian listings. NYSE Arca will use its discretion to avoid exchanges and markets that are considered “frontier” in nature or have major restrictions to foreign ownership. The underlying index includes companies that derive at least 50% of their revenues from gold mining and related activities (40% for companies that are already included in the underlying index).  Also, the underlying index will maintain an exposure to companies with a significant revenue exposure to silver mining in addition to gold mining, which will not exceed 20% of the underlying index weight at each rebalance.
Currently, only companies with a market capitalization of greater than $750 million that have an average daily trading volume of at least 50,000 shares and an average daily value traded of at least $1 million over the past three months are eligible for inclusion in the underlying index. Starting in December 2013, for companies already included in the underlying index, the market capitalization requirement at each rebalance will be $450 million, the average daily volume requirement will be at least 30,000 shares over the past three months and the average daily value traded requirement will be at least $600,000 over the past three months.
NYSE Arca has the discretion to not include all companies that meet the minimum criteria for inclusion.
Calculation of the Underlying Index
The underlying index is calculated by NYSE Arca on a price return basis. The calculation is based on the current modified market capitalization divided by a divisor. The divisor was determined on the initial capitalization base of the underlying index and the base level and may be adjusted as a result of corporate actions and composition changes, as described below. The level of the underlying index was set at 500.00 on December 20, 2002 which is the index base date. The underlying index is calculated using the following formula:
Where:
t = day of calculation;
N = number of constituent equities in the underlying index;
Qi,t = number of shares of equity i on day t;
Mi,t = multiplier of equity i;
Ci,t = price of equity i on day t; and
DIV = current index divisor on day t.
Underlying Index Maintenance
The underlying index is reviewed quarterly to ensure that at least 90% of the underlying index weight is accounted for by index components that continue to meet the initial eligibility requirements. NYSE Arca may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the underlying index. Components will be removed from the underlying index during the quarterly review if either (1) the market capitalization falls below $450 million or (2) the traded average daily shares for the previous three months is less than 30,000 shares and the average daily traded value for the previous three months is less than $600,000.
At the time of the quarterly rebalance, the component security weights (also referred to as the multiplier or share quantities of each component security) will be modified to conform to the following asset diversification requirements:

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(1)	the weight of any single component security may not account for more than 20% of the total value of the underlying index;
(2)
the component securities are split into two subgroups–large and small, which are ranked by market capitalization weight in the underlying index. Large securities are defined as having a starting index weight greater than or equal to 5%. Small securities are defined as having a starting index weight below 5%; and

(3)
the final aggregate weight of those component securities which individually represent more than 4.5% of the total value of the underlying index may not account for more than 45% of the total index value.

The weights of the components securities (taking into account expected component changes and share adjustments) are modified in accordance with the underlying index’s diversification rules.
Diversification Rule 1: If any component stock exceeds 20% of the total value of the underlying index, then all stocks greater than 20% of the underlying index are reduced to represent 20% of the value of the underlying index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the index value and the redistribution is repeated.
Diversification Rule 2: The components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are components with a weight of under 5% (after any adjustments for Diversification Rule 1). The large group will represent in the aggregate 45% and the small group will represent 55% in the aggregate of the final index weight. This will be adjusted through the following process: The weight of each of the large stocks will be scaled down proportionately (with a floor of 5%) so that the aggregate weight of the large components will be reduced to represent 45% of the underlying index. If any large component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 5% and the components with weights greater than 5% will be reduced proportionately. The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any small component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.
Changes to the underlying index composition and/or the component security weights in the underlying index are determined and announced prior to taking effect. These changes typically become effective after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance. The share quantities of each component security in the index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share quantities used in the underlying index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share quantities of the surviving entity may be adjusted to account for any stock issued in the acquisition. NYSE Arca may substitute securities or change the number of securities included in the underlying index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share quantity changes to the index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component security of the underlying index, the index divisor may be adjusted to ensure that there are no changes to the index level as a result of nonmarket forces.

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Historical Information
While actual historical information on the basket did not exist before the pricing date, the first graph below sets forth the hypothetical historical daily performance of the basket from January 1, 2011 through June 30, 2017. The graph is based upon actual daily official closing values of the basket components, hypothetical component weightings as described in “Summary Terms—Basket” on the cover page, and a hypothetical basket value of 100 as of January 1, 2011.
The other graphs below set forth the daily official closing values of the basket components for the period from January 1, 2011 through June 30, 2017. The tables below each graph set forth the published high and low official closing values, as well as the end-of-quarter official closing values, of the basket components for each quarter in the same period.
We obtained the information below from Bloomberg Financial Markets, without independent verification.
You should not take the historical values of the basket or the basket components as an indication of future performance, and no assurance can be given as to the value of any of the basket or the basket components on the valuation date.

160.00
140.00
120.00
100.00
80.00
60.00
40.00
20.00
0.00
Basket Level
Jan-11
Jan-12
Jan-13
Jan-14
Jan-15
Jan-16
Jan-17
Date

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PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Russell 2000® Index
Information as of market close on June 30, 2017:
Bloomberg Index Symbol:	RTY	52 Weeks Ago:	1,156.770
Current Level:	1,415.359	52 Week High (on 6/13/2017):	1,425.985
		52 Week Low (on 7/5/2016):	1,139.453

The Russell 2000® Index – Historical Closing Levels January 1, 2011 to June 30, 2017
	High	Low	Period End
2011
First Quarter	843.549	773.184	843.549
Second Quarter	865.291	777.197	827.429
Third Quarter	858.113	643.421	644.156
Fourth Quarter	765.432	609.490	740.916
2012
First Quarter	846.129	747.275	830.301
Second Quarter	840.626	737.241	798.487
Third Quarter	864.697	767.751	837.450
Fourth Quarter	852.495	769.483	849.350
2013
First Quarter	953.068	872.605	951.542
Second Quarter	999.985	901.513	977.475
Third Quarter	1,078.409	989.535	1,073.786
Fourth Quarter	1,163.637	1,043.459	1,163.637
2014
First Quarter	1,208.651	1,093.594	1,173.038
Second Quarter	1,192.964	1,095.986	1,192.964
Third Quarter	1,208.150	1,101.676	1,101.676
Fourth Quarter	1,219.109	1,049.303	1,204.696
2015
First Quarter	1,266.373	1,154.709	1,252.772
Second Quarter	1,295.799	1,215.417	1,253.947
Third Quarter	1,273.328	1,083.907	1,100.688
Fourth Quarter	1,204.159	1,097.552	1,135.889
2016
First Quarter	1,114.028	953.715	1,114.028
Second Quarter	1,188.954	1,089.646	1,151.923
Third Quarter	1,263.438	1,139.453	1,251.646
Fourth Quarter	1,388.073	1,156.885	1,357.130
2017
First Quarter	1,413.635	1,345.598	1,385.920
Second Quarter (through June 30, 2017)	1,425.985	1,345.244	1,415.359

June 2017	Page 36

PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
The EURO STOXX 50® Index
Information as of market close on June 30, 2017:
Bloomberg Ticker Symbol:	SX5E	52 Weeks Ago:	2,883.06
Current Level:	3,441.88	52 Week High (on 5/5/2017):	3,658.79
		52 Week Low (on 7/6/2017):	2,761.37

The EURO STOXX 50® Index – Historical Closing Levels January 1, 2011 to June 30, 2017

	High	Low	Period End
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52
2016
First Quarter	3,178.01	2,680.35	3,004.93
Second Quarter	3,151.69	2,697.44	2,864.74
Third Quarter	3,091.66	2,761.37	3,002.24
Fourth Quarter	3,290.52	2,954.53	3,290.52
2017
First Quarter	3,500.93	3,230.68	3,500.93
Second Quarter (through June 30, 2017)	3,658.79	3,409.78	3,441.88

June 2017	Page 37

PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
The TOPIX® Index
Information as of market close on June 30, 2017:
Bloomberg Ticker Symbol:	TPX	52 Weeks Ago:	1,254.44
Current Level:	1,611.90	52 Week High (on 6/29/2017):	1,624.07
		52 Week Low (on 7/8/2016):	1,209.88

The TOPIX® Index – Historical Closing Levels January 1, 2011 to June 30, 2017
	High	Low	Period End
2011
First Quarter	974.63	766.73	869.38
Second Quarter	865.55	805.34	849.22
Third Quarter	874.34	728.85	761.17
Fourth Quarter	771.43	706.08	728.61
2012
First Quarter	872.42	725.24	854.35
Second Quarter	856.05	695.51	770.08
Third Quarter	778.70	706.46	737.42
Fourth Quarter	859.80	713.95	859.80
2013
First Quarter	1,058.10	871.88	1,036.78
Second Quarter	1,276.03	991.34	1,133.84
Third Quarter	1,222.72	1,106.05	1,194.10
Fourth Quarter	1,302.29	1,147.58	1,302.29
2014
First Quarter	1,306.23	1,139.27	1,202.89
Second Quarter	1,269.04	1,132.76	1,262.56
Third Quarter	1,346.43	1,228.26	1,326.29
Fourth Quarter	1,447.58	1,177.22	1,407.51
2015
First Quarter	1,592.25	1,357.98	1,543.11
Second Quarter	1,679.89	1,528.99	1,630.40
Third Quarter	1,691.29	1,375.52	1,411.16
Fourth Quarter	1,605.94	1,442.74	1,547.30
2016
First Quarter	1,509.67	1,196.28	1,347.20
Second Quarter	1,407.50	1,204.48	1,245.82
Third Quarter	1,352.67	1,209.88	1,322.78
Fourth Quarter	1,552.36	1,301.16	1,518.61
2017
First Quarter	1,577.40	1,506.33	1,512.60
Second Quarter (through June 30, 2017)	1,624.07	1,459.07	1,611.90

June 2017	Page 38

PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
The SPDR® S&P® Regional Banking ETF
Information as of market close on June 30, 2017:
Bloomberg Ticker Symbol:	KRE	52 Weeks Ago:	$37.99
Current Price:	$54.95	52 Week High (on 3/1/2017):	$59.36
		52 Week Low (on 7/5/2016):	$36.85

The SPDR® S&P® Regional Banking ETF – Historical Closing Prices January 1, 2011 to June 30, 2017
	High ($)	Low ($)	Period End ($)
2011
First Quarter	27.54	25.52	26.60
Second Quarter	27.36	24.14	25.45
Third Quarter	26.14	19.02	19.31
Fourth Quarter	24.73	18.57	24.41
2012
First Quarter	29.10	25.00	28.47
Second Quarter	28.71	24.94	27.38
Third Quarter	29.95	26.43	28.64
Fourth Quarter	29.20	26.25	27.70
2013
First Quarter	31.91	28.93	31.80
Second Quarter	33.97	29.91	33.88
Third Quarter	37.54	34.49	35.65
Fourth Quarter	40.77	35.04	40.48
2014
First Quarter	42.47	36.84	41.38
Second Quarter	42.16	37.30	40.32
Third Quarter	41.14	37.61	37.86
Fourth Quarter	41.18	36.05	41.14
2015
First Quarter	41.58	36.54	40.83
Second Quarter	45.37	40.78	44.16
Third Quarter	45.03	38.56	41.18
Fourth Quarter	45.93	40.47	42.35
2016
First Quarter	40.89	32.89	37.64
Second Quarter	41.98	35.51	38.35
Third Quarter	43.09	36.85	42.27
Fourth Quarter	56.46	41.71	55.57
2017
First Quarter	59.36	52.59	54.61
Second Quarter (through June 30, 2017)	55.75	51.71	54.95

June 2017	Page 39

PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
SPDR S&P® Oil & Gas Exploration and Production ETF
Information as of market close on June 30, 2017:
Bloomberg Ticker Symbol:	XOP	52 Weeks Ago:	$35.38
Current Price:	$31.92	52 Week High (on 12/13/2016):	$43.42
		52 Week Low (on 6/21/2017):	$30.17

SPDR S&P® Oil & Gas Exploration and Production ETF – Historical Closing Prices January 1, 2011 to June 30, 2017
	High ($)	Low ($)	Period End ($)
2011
First Quarter	64.50	52.75	64.50
Second Quarter	64.97	54.71	58.78
Third Quarter	65.24	42.80	42.80
Fourth Quarter	57.56	39.99	52.69
2012
First Quarter	61.34	52.67	56.91
Second Quarter	57.85	45.20	50.40
Third Quarter	59.35	48.73	55.69
Fourth Quarter	57.38	50.69	52.63
2013
First Quarter	62.10	55.10	60.49
Second Quarter	62.61	54.71	58.18
Third Quarter	66.47	58.62	65.89
Fourth Quarter	72.74	65.02	67.84
2014
First Quarter	71.83	64.04	71.83
Second Quarter	83.45	71.19	82.28
Third Quarter	82.08	68.83	68.83
Fourth Quarter	66.84	42.75	47.95
2015
First Quarter	53.94	42.55	51.66
Second Quarter	55.63	46.43	46.66
Third Quarter	45.22	31.71	32.84
Fourth Quarter	40.53	28.64	29.52
2016
First Quarter	30.96	23.60	30.35
Second Quarter	37.50	29.23	34.81
Third Quarter	39.12	32.75	38.46
Fourth Quarter	43.42	34.73	41.42
2017
First Quarter	42.21	35.17	37.44
Second Quarter (through June 30, 2017)	37.89	30.17	31.92

June 2017	Page 40

PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
The VanEck Vectors® Gold Miners ETF
Information as of market close on June 30, 2017:
Bloomberg Ticker Symbol:	GDX	52 Weeks Ago:	$29.08
Current Price:	$22.08	52 Week High (on 8/2/2016):	$31.32
		52 Week Low (on 12/15/2016):	$18.99

The VanEck Vectors® Gold Miners ETF – Historical Closing Prices January 1, 2011 to June 30, 2017
	High ($)	Low ($)	Period End ($)
2011
First Quarter	60.79	53.12	60.06
Second Quarter	63.95	51.80	54.59
Third Quarter	66.69	53.75	55.19
Fourth Quarter	63.32	50.07	51.43
2012
First Quarter	57.47	48.75	49.57
Second Quarter	50.37	39.34	44.77
Third Quarter	54.81	40.70	53.71
Fourth Quarter	54.25	44.85	44.88
2013
First Quarter	47.09	35.91	37.85
Second Quarter	37.45	22.22	24.41
Third Quarter	30.43	22.90	25.06
Fourth Quarter	26.52	20.39	20.64
2014
First Quarter	27.73	21.27	23.60
Second Quarter	26.45	22.04	26.45
Third Quarter	27.46	21.35	21.35
Fourth Quarter	21.94	16.59	18.45
2015
First Quarter	22.94	17.67	18.24
Second Quarter	20.82	17.76	17.76
Third Quarter	17.85	13.04	13.74
Fourth Quarter	16.90	13.08	13.64
2016
First Quarter	20.86	12.47	19.98
Second Quarter	27.70	19.53	27.70
Third Quarter	31.32	25.45	26.43
Fourth Quarter	25.96	18.99	20.92
2017
First Quarter	25.57	21.14	22.81
Second Quarter (through June 30, 2017)	24.57	21.10	22.08

June 2017	Page 41

PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Canadian Federal Income Tax Consequences
An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.
Supplemental Discussion of U.S. Federal Income Tax Consequences
The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the PLUS. It does not purport to be a complete analysis of all tax considerations relating to the PLUS. Prospective purchasers of the PLUS should consult their tax advisors as to the consequences under the tax laws of the country of which they are a resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the PLUS and receiving payments under the PLUS. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.
Supplemental U.S. Tax Considerations
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement. It applies only to those initial holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE PLUS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE PLUS ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE PLUS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We will not attempt to ascertain whether the basket components or any of the entities whose stock is included in the basket components would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”), or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If the basket components or any of the entities whose stock is included in the basket components were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively. You should refer to any available information filed with the SEC and other authorities by the basket components or the entities whose stock is included in the basket components and consult your tax advisor regarding the possible consequences to you in this regard.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a PLUS as a pre-paid cash-settled derivative contract in respect of the basket for U.S. federal income tax purposes, and the terms of the PLUS require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the PLUS for all tax purposes in accordance with such characterization. If the PLUS are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the PLUS in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the PLUS. In general, a U.S. holder’s tax basis in the PLUS will be equal to the price the holder paid for the PLUS. Capital gain recognized by an individual U.S. holder is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.
Alternative Treatments. Alternative tax treatments of the PLUS are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, it is possible to treat the PLUS, and the Internal Revenue Service might assert that a PLUS should be treated, as a single debt instrument. Pursuant to such characterization, the PLUS would generally be subject to the rules concerning short-term debt instruments as described under the heading “Tax Consequences — United States Taxation — Original Issue Discount — Short-Term Debt Securities” in the accompanying prospectus.
Because of the absence of authority regarding the appropriate tax characterization of the PLUS, it is also possible that the Internal Revenue Service could seek to characterize the PLUS in a manner that results in tax consequences that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the PLUS should be treated as ordinary gain or loss.
The Internal Revenue Service has released a notice that may affect the taxation of holders of the PLUS. According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be

June 2017	Page 42

PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code, which very generally can operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the PLUS for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.
Backup Withholding and Information Reporting. Payments made with respect to the PLUS and proceeds from the sale or exchange of the PLUS may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the Internal Revenue Service or allowed as a credit against the holder's U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the Internal Revenue Service.
Reports will be made to the Internal Revenue Service and to holders that are not exempted from the reporting requirements.
Non-U.S. Holders. The following discussion applies to non-U.S. holders of the PLUS. A non-U.S. holder is a beneficial owner of a PLUS that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
Except as described below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the PLUS, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the United States for 183 days or more during the taxable year of the sale, exchange or maturity of the PLUS. In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, U.S. Treasury Department regulations provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018. Based on our determination that the PLUS are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the PLUS. However, it is possible that the PLUS could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the basket components or the PLUS (for example, upon an Index rebalancing), and following such occurrence the PLUS could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the basket components or the PLUS should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the PLUS and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the PLUS for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the PLUS to become subject to withholding tax, we will withhold tax at the applicable statutory rate. The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the PLUS should be subject to withholding tax. We will not be required to pay any additional amounts in respect of such withholding. Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”), imposes a 30% U.S. withholding tax on certain U.S. source payments of interest (and OID), dividends, or other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property (including payments at maturity, or upon a redemption or sale) of a type which can produce U.S. source interest or dividends (“withholdable payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on your behalf) unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. In addition, the PLUS may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA. The legislation also generally imposes a withholding tax of 30% on withholdable payments made to a non-financial foreign entity, unless that entity provides the withholding agent with a certification

June 2017	Page 43

PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.
The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of the securities will only apply to payments made after December 31, 2018. If we determine withholding is appropriate with respect to the PLUS, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the PLUS will be significantly less than what you would have otherwise received. Depending on your circumstances, these amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. You are urged to consult with your own tax advisor regarding the possible implications of FATCA on your investment in the PLUS.

June 2017	Page 44

PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Use of Proceeds and Hedging
The net proceeds from the sale of the PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the PLUS. The initial public offering price of the PLUS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the PLUS.
Supplemental Information Regarding Plan of Distribution;
Conflicts of Interest
Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the PLUS from Royal Bank of Canada for distribution to MSWM. RBCCM will act as agent for the PLUS and will receive a fee of $0.175 per $10 stated principal amount and will pay to MSWM a fixed sales commission of $0.125 for each of the PLUS they sell. Of the amount per $10 stated principal amount received by RBCCM, RBCCM will pay MSWM a structuring fee of $0.05 for each PLUS.
MSWM may reclaim selling concessions allowed to individual brokers within MSWM in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the PLUS distributed by such brokers.
Delivery of the PLUS will be made against payment for the PLUS on July 6, 2017, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”).
In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.
The value of the PLUS shown on your account statement may be based on RBCCM’s estimate of the value of the PLUS if RBCCM or another of our affiliates were to make a market in the PLUS (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the PLUS in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately three months, the value of the PLUS that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the PLUS at that time. This is because the estimated value of the PLUS will not include the agent’s commission and our hedging costs and profits; however, the value of the PLUS shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the PLUS. This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your PLUS, it expects to do so at prices that reflect its estimated value.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.
Structuring the PLUS
The PLUS are our debt securities, the return on which is linked to the performance of the basket. As is the case for all of our debt securities, including our structured notes, the economic terms of the PLUS reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, reduced the initial estimated value of the PLUS at the time their terms are set. Unlike the estimated value included in this document, any value of the PLUS determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the PLUS than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of each basket component, and the tenor of the PLUS. The economic terms of the PLUS and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the PLUS reduced the economic terms of the PLUS to you and resulted in the initial estimated value for the PLUS on the pricing date being less than their public offering price. See “Risk Factors—The initial estimated value of the PLUS is less than the price to the public” above.

June 2017	Page 45

PLUS Based on a Basket of Three Equity Indices and Three Exchange-Traded Funds, due December 28, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Employee Retirement Income Security Act
This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the PLUS.
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.
In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts, including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing PLUS should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”
Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if PLUS are acquired by or with the assets of a Plan, and with respect to which Royal Bank of Canada or any of its affiliates is a ‘‘party in interest” or a “disqualified person,” unless those PLUS are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the PLUS, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the PLUS will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the PLUS, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the PLUS, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the PLUS and the transactions contemplated with respect to the PLUS.
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the PLUS, you should consult your legal counsel.

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